Exhibit 99.1

FROM:	Newtek Business Services
1440 Broadway, 17th Floor
New York, NY 10132
http://www.newtekbusinessservices.com

Rubenstein Public Relations
Telephone: (212) 843-9335
Contact: Liz Petrova / lpetrova@rubensteinpr.com

FOR IMMEDIATE RELEASE

Newtek Business Services, Inc., The Small Business

Authority, to Relocate Offices to Reduce Operating

Expenses and Improve Cash Flows

NEW YORK, October 25, 2011 — Newtek Business Services, Inc. (Nasdaq:NEWT), The Small Business Authority, announced that on October 24, 2011, the Company entered into a sublease agreement to lease its facility located at 1440 Broadway, New York, NY, and separately entered into two new lease agreements for smaller spaces located in New York City and West Hempstead, NY, all effective November 1, 2011.

These new arrangements will significantly reduce the Company’s future operating expense and improve its cash flows by approximately $1.4 million over the four year term remaining on the 1440 Broadway lease. In accordance with accounting for exit and disposal activities, the Company will record a pretax charge to earnings of approximately $1.1 million representing the present value of the cumulative loss on the sublease rental as of the cease-use date. The Company forecasts that its new rent expense beginning in 2012 will be approximately $500 thousand per year over the next three years, an annual expense reduction of approximately $625 thousand per year.

Barry Sloane, Chairman, President and Chief Executive Officer said: “The Company is pleased about this new arrangement which is in line with its continued efforts at cutting costs and improving future results for its stockholders. Additionally, we are revising our guidance for 2011, staying within previously given bands, and forecast 2011 pretax income in the range of $1.25 million to $2.0 million. For 2012, based on reduced rent expense and improved cash flow, our pretax income guidance is being revised up to between $3.0 million and $6.0 million.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the NewtekTM brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek currently provides its services to over 100,000 business accounts and has positioned the NewtekTM brand as a one-stop-shop provider of its business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek’s business service lines include:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•

Managed Technology Solutions (Cloud Computing): Full-service web host, which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: a suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

For more information, please visit www.thesba.com

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

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